EXHIBIT 99.1

The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214.528.5588 • Fax: 214.522.9254

FOR IMMEDIATE RELEASE

Contact:     Richard Kelley, Chief Financial Officer

                    800.225.0135 • 214.528.5588

HALLWOOD GROUP REPORTS RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2012

Dallas, Texas, May 15, 2012 — The Hallwood Group Incorporated (NYSE Amex-HWG) today reported results for the first quarter ended March 31, 2012.

For the 2012 and 2011 first quarters, the Company had a net loss of $9.6 million, or $(6.26) per share, compared to a net loss of $1.0 million, or $(0.65) per share, on revenue of $35.9 million and $26.8 million, respectively.

Following is a comparison of results for the 2012 and 2011 periods:

Operating Income (Loss). The operating income (loss) for the 2012 and 2011 first quarters was $(14.4) million and $(1.6) million, respectively. The 2012 first quarter results include an additional charge of $13.2 million as a result of the decision issued by the United States District Court on April 24, 2012 in which it entered a final judgment (the “Judgment”) substantially adopting the proposed findings that the Bankruptcy Court issued in July 2011 in the Adversary Proceeding.

Based upon the monetary damages (including prejudgment and postjudgment interest, legal fees and court costs) awarded in the Judgment, the Company recorded an additional charge of $13,200,000 at March 31, 2012 in its statement of operations and balance sheet as an accrual under Hallwood Energy matters – Litigation Reserve. Accordingly, the total reserve at March 31, 2012 for the Adversary Proceeding was $23,901,000. The Company satisfied the Judgment, including prejudgment and postjudgment interest, in two payments; $3,774,000 on May 4, 2012 and $17,947,000 on May 9, 2012. In addition, the Company will be required to pay certain attorney fees incurred by the plaintiffs. The amount and timing of the payment of these fees, which will be subsequently determined by the District Court, and are currently unresolved.

Brookwood’s textile products sales of $35,879,000 increased by $9,110,000, or 34.0%, in the 2012 first quarter, compared to $26,769,000 in 2011. The increase in 2012 was principally due to an increase in sales of specialty fabric to U.S. military contractors as a result of increases in orders from the military to Brookwood’s customers, partially offset by reduced sales in its other market segments. The military sales of $21,675,000 and $10,176,000 in the 2012 and 2011 first quarters represented 60.4% and 38.0% of Brookwood’s total sales, respectively.

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Other Income (Loss). Other income (loss) consists of interest expense, and interest and other income. For the 2012 first quarter, other income (loss) was a loss of $24,000, compared to a loss of $9,000 in 2011, principally due to reduced interest expense on Brookwood’s revolving credit facility.

Income Tax Expense (Benefit). For the 2012 first quarter, income tax benefit was $4.9 million, which included a $1.0 million current federal tax benefit, a $3.9 million deferred federal tax benefit, and an $11,000 state tax expense, compared to the 2011 first quarter, the income tax benefit was $584,000, which included a $590,000 current federal tax benefit and a $6,000 state tax expense,

The following table sets forth selected financial information for the three months ended March 31, 2012 and 2011.

THE HALLWOOD GROUP INCORPORATED

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Revenue	$35,879	$26,769

Operating loss	$(14,439)	$(1,571)
Other income (loss)	(24)	(9)

Loss before income taxes	(14,463)	(1,580)
Income tax expense (benefit)	(4,911)	(584)

Net loss	$(9,552)	$(996)

PER COMMON SHARE
BASIC:
Net loss	$(6.26)	$(0.65)

Weighted average shares outstanding	1,525	1,525

DILUTED:
Net loss	$(6.26)	$(0.65)

Weighted average shares outstanding	1,525	1,525

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.

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